Exhibit 10.16

May 9, 2003

George P. Allman

13 Wright Farm Road

Concord, MA 01742

Re: Employment Agreement

Dear George:

We are all pleased that you have accepted your new assignment with NEBS in connection with the Company’s pending acquisition of Safeguard Business Systems, Inc. (the “SBS Acquisition”). Although we have discussed many of the details of your new assignment, this letter will outline some of the terms of your employment with New England Business Service, Inc. (“NEBS” or the “Company”) following the assumption of your new duties and responsibilities.

This letter agreement will be effective on the date the SBS Acquisition is consummated (the “SBS Acquisition Date”), and will continue in effect through your date of retirement on July 14, 2006 (your “Retirement Date”). Your new assignment begins on the SBS Acquisition Date and will continue through October 29, 2004 (the “Initial Term”). This new assignment encompasses the areas of responsibility outlined in a separate, previously agreed-upon memorandum, and such additional or different responsibilities as may be assigned to you from time to time by the President of NEBS.

While employed during the Initial Term you will continue to be an executive officer of the Company with the title of Senior Vice President and President, Distributor Sales. You will cease to be an executive officer of the Company at the end of the Initial Term, and thereafter through your Retirement Date, you will remain a full-time employee of the Company on special assignment to the President of NEBS, and will perform such services as may be assigned to you from time to time by the President.

Your base salary during the term of this agreement will be (a) $260,000, effective as of SBS Acquisition Date (and retroactive back to May 5, 2003) and for the Initial Term, and (b) $130,000, from the end of the Initial Term through your Retirement Date, in each case payable in conformity with the Company’s policies relating to salaried employees. So long as you remain an executive officer of the Company, you will continue to participate in NEBS’ annual executive bonus plan;

George P. Allman

May 9, 2003

provided that you will continue to participate in the annual executive bonus plan for fiscal year 2005 notwithstanding the fact that you will cease to be an executive officer at the end of the Initial Term, subject to your payout for such year being capped at one-third (1/3) of the amount that would have been payable to you, had you remained an executive officer throughout the entire fiscal year. You will not be eligible to receive any bonus with respect to any period following the Initial Term, except as specifically described in the preceding sentence of this paragraph. You will not be eligible to receive any other benefits available only to senior executives of the Company following the Initial Term, except that you will continue as a participant in the Company’s Supplemental Executive Retirement Plan (“SERP”) and be credited for Years of Benefit Service thereunder while employed following the Initial Term.

You will be considered along with the other senior executives of the Company for any awards of stock options that may be granted during fiscal year 2004; however, you will not be considered for any such awards thereafter.

This letter shall constitute notice of the Company’s determination not to extend the term of the Change in Control Severance Agreement dated August 2, 2001, as amended (the “Change in Control Severance Agreement”), between you and the Company beyond June 30, 2004, except in accordance with its terms with respect to the occurrence, if any, of a Change in Control (as defined in the Change in Control Severance Agreement) on or before June 30, 2004. If the Company’s Board of Directors determines to extend the term of the change in control severance agreements between the Company and its other senior executives (other than the Chief Executive Officer) beyond June 30, 2004, then you will be eligible to receive the same change in control severance agreement approved for such other senior executives; provided that such new change in control severance agreement between the Company and you would not apply to any change in control occurring after October 29, 2004 (or such earlier date on which you cease to be an executive officer of the Company).

You agree to retire on July 14, 2006, at which time you will become eligible to begin receiving benefits under the SERP. In determining your Average Final Compensation (for purposes of determining your benefit under the SERP), (a) your highest base salary during your final five Plan Years of Service will be $260,000, and (b) solely for purposes of calculating the average of your bonuses for the three Plan Years in which your greatest bonus is received during your final five Plan Years of Service, the bonus payable to you under the annual executive bonus plan for fiscal year 2005 will be annualized to equal the amount that would have been payable to you, had you remained an executive officer of the Company throughout the entire fiscal year. In addition, as a retiree, you will be eligible to receive any retiree medical and dental coverage that is then being made available to retired senior executives of the Company.

You will not be entitled to the compensation and benefits described in this letter if your employment with the Company is terminated prior to July 14, 2006 by reason of your death or disability, or by the Company for cause, or if you voluntarily terminate your employment other than your retirement as contemplated hereby. For purposes of this Agreement, “termination for cause”

George P. Allman

May 9, 2003

means termination of your employment by the Company by reason of (a) any significant, deliberate misuse or misappropriation by you of money or property of the Company, (b) any flagrant act of dishonesty or disloyalty by you that is injurious to the Company or its reputation, monetarily or otherwise, (c) any wrongful or negligent act of yours, which materially adversely affects the business of the Company, (d) any material violation of the Company’s written policies, standards and guidelines and, if such violation is susceptible to cure, you have failed to substantially cure such violation within twenty (20) days after written notice thereof is delivered to you, or (e) your willful and continued failure (other than any such failure attributable to your incapacity due to physical or mental illness, or death), to perform substantially your duties and responsibilities after written demand for substantial performance is delivered to you. Any compensation and benefits payable to you in connection with the termination of your employment under the circumstances described in the first sentence of this paragraph will be determined in accordance with applicable law and the Company’s general policies and practices then in effect.

This letter is neither intended to provide a comprehensive list of the fringe benefits that will continue to be available to you as a senior executive of the Company, nor is it intended to address all of your obligations to NEBS. This letter was designed to note those areas in which the terms of your employment will differ from standard provisions that may be applicable from time to time to other senior executives of the Company.

If the Merger Agreement dated as of April 23, 2003 among the Company, Centurion Sub, Inc. and Safeguard Business Systems, Inc. is terminated for any reason prior to the consummation of the SBS Acquisition, then this agreement shall automatically be deemed to have been terminated and cancelled, without any further liability of either party to each other.

If you agree with the terms as stated in this letter agreement, please countersign both originals below and return one to me. You may keep the other for your files.

If you have any questions or concerns, please feel free to speak with me or with Hedy Whitney.

Sincerely,

/s/ Richard T. Riley

Richard T. Riley

President & Chief Operating Officer

Agreed to and accepted

as of the date written above:

/s/ George P. Allman

George P. Allman

cc:	Hedwig V. Whitney

Senior Vice President, Human Resources